Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN, INC. THIRD QUARTER EPS UP 12% BEFORE

CERTAIN ITEMS; EXPECTS TO EXCEED 2005 EARNINGS BUDGET

HOUSTON, Oct. 19, 2005 – Kinder Morgan, Inc. (NYSE: KMI) today reported a 12 percent increase in third quarter diluted earnings per share on income from continuing operations before certain items of $124.8 million, or $1.01 diluted earnings per share, compared to income of $111.9 million, or $0.90 per share, for the third quarter of 2004. The certain item separately identified is a non-cash loss due to calculated hedge ineffectiveness on the Natural Gas Pipeline Company of America (NGPL) system. KMI expects essentially all of the loss from the third quarter will result in a positive impact in the fourth quarter, which will be separately identified. The related physical settlement in the fourth quarter is included in our full-year expectations. Including certain items, income from continuing operations was $109.2 million, or $0.88 diluted earnings per share, compared to $111.9 million, or $0.90 per share, for the same period last year.

Through the first nine months of the year, KMI reported income from continuing operations before certain items of $386.8 million, or $3.13 diluted earnings per share, compared to income of $343.4 million, or $2.75 per share, for the comparable period in 2004. For the first three quarters, income from continuing operations including certain items was $375.8 million, or $3.04 diluted earnings per share, compared to $343.4 million, or $2.75 per share, for the same period last year.

KMI Chairman and CEO Richard D. Kinder said, “This was truly an extraordinary quarter. Not only did the segments of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), of which KMI owns the general partner, and NGPL, deliver strong results, but they overcame the impacts of hurricanes Katrina and Rita to do so. We are extremely grateful for the tremendous efforts of many of our employees to protect and repair our assets and help us achieve these

(more)

KMI – 3Q Earnings	Page 2

results, while also having to deal with personal hardships of their own. In addition, we announced the proposed acquisition of Terasen, which will give us access to the rapidly growing need for infrastructure in the Alberta oil sands and a very stable, attractive natural gas utility in British Columbia. We also made great strides at KMP towards the realization of two substantial natural gas pipeline projects – the Rockies Express Pipeline that will deliver Rocky Mountain gas to upper Midwest and Eastern markets and the Louisiana Pipeline that will deliver gas out of LNG facilities along the Gulf Coast (please read the KMP third quarter news release for more detailed information on these projects). While we are not without challenges (for example, Retail is now expected to miss its annual budget target), most of our assets are delivering expected results, and we have positioned KMI and KMP well for continued future growth. For the year, we expect to exceed our 2005 budget of $4.22 diluted earnings per share and generate approximately $620 million of cash flow.” Through September, KMI has generated approximately $456 million of cash flow. (Cash flow is defined as pre-tax income before DD&A, less cash paid for income taxes and sustaining capital expenditures.)

Kinder noted that KMI intends to continue to return cash to its shareholders in an economic and tax-efficient manner by further increasing the dividend, repurchasing its stock and maintaining a strong balance sheet. In the third quarter, KMI repurchased approximately $9 million in KMI shares. The company has repurchased about $200 million this year in KMI shares compared to its published annual budget of $222 million. At the close of the third quarter, KMI’s debt-to-capital ratio was approximately 39 percent.

KMI’s board of directors today declared a quarterly dividend of $0.75 per common share ($3 annualized) payable on Nov. 14, 2005, to shareholders of record as of Oct. 31, 2005. This compares to a dividend of $0.5625 per common share ($2.25 annualized) declared in October 2004.

Overview of Business Segments

KMI’s investments in KMP contributed $144.2 million of pre-tax earnings to KMI in the third quarter, up 18 percent from $122.1 million in the third quarter of 2004 and on target to

(more)

KMI – 3Q Earnings	Page 3

meet its published annual budget of 17 percent growth. KMI will receive $152.3 million in total distributions from its investment in KMP for the third quarter, compared to $127.3 million in the same period last year.

“All four of KMP’s business units reported increased segment earnings compared to the third quarter last year, as cash flow continued to increase due to both internal growth and contributions from acquisitions,” Kinder said. As KMP’s distributions grow, KMI’s general partner share of those distributions grows as well, up to 50 percent of incremental distributions.

NGPL reported third quarter segment earnings of $113.2 million, a 19 percent increase from $94.8 million in the third quarter of 2004, and is expected to exceed its published annual budget of 5 percent growth. These segment earnings exclude the impact of hedge ineffectiveness in the third quarter of 2005. “NGPL’s results were driven by an increase in transportation margins and services,” Kinder said. “We also continue to benefit from successful contract negotiations, as firm, long-haul transportation capacity on NGPL is sold out through February 2006 and storage is fully contracted until April 2006.”

Among other agreements, NGPL recently extended long-term, firm transportation and storage contracts with Northern Illinois Gas Company (Nicor) and BP Canada Energy Marketing. Combined, these contracts represent approximately 1.1 billion cubic feet (Bcf) per day of firm transportation service and 52.5 Bcf of firm storage capacity.

Throughput volumes were up 13 percent primarily due to warmer than normal weather and high utilization of the Amarillo and Louisiana lines. The level of throughput has only a modest impact on earnings, however, because the vast majority of NGPL’s transportation and storage revenues come from contractually-secured demand charges that customers pay regardless of the amount of natural gas they ship through the pipeline.

In August, NGPL filed a certificate application with the FERC for an additional 10 Bcf expansion of its North Lansing storage facility in east Texas, which is expected to be completed in 2007.

Retail reported a third quarter segment loss of $1.1 million compared to $4.8 million of segment earnings in the same period a year ago. The loss was primarily due to the recognition of

(more)

KMI – 3Q Earnings	Page 4

lower volumes, particularly among residential and commercial customers in Nebraska and Wyoming. Some of the volume shortfall relates to the first and second quarters of 2005 and was recognized when volumes were trued up in the third quarter. Retail is expected to fall about 10 percent short of its published annual budget of 2 percent growth. In Colorado, the company continues to add meters and load growth, with several expansion projects underway on the Western Slope. Almost 3,000 new meters have been connected year to date.

Power generated third quarter segment earnings of $4.6 million, up 11 percent from $4.1 million in the third quarter of 2004 and on target to meet or exceed its published annual budget. Power benefited from its first full quarter of providing operating and maintenance management services at a new 103-megawatt combined-cycle natural gas-fired power plant in Snyder, Texas, which is generating electricity for KMP’s SACROC operations. In 2005, Power is expected to produce about 1 percent of the total of KMI’s budgeted segment earnings.

Outlook

KMI’s $5.6 billion acquisition of Terasen Inc. (TSX: TER), announced on Aug. 1, continues to move forward and is expected to close by year end. Terasen’s shareholders overwhelmingly approved the transaction this week and regulatory approvals have been obtained or are in the process of being obtained.

The transaction is expected to be approximately 6-8 percent accretive for KMI shareholders on a pro forma basis to recurring earnings per share in 2006, which is expected to be the first year of combined operations. For 2006, recurring earnings per share are expected to be approximately $5, and cash flow is expected to be almost $800 million. The annual KMI dividend is expected to be at least $3.50 per share in 2006, up from its current rate of $3 per share. The strengths of and prospects for the combined company are such that KMI expects to continue to grow earnings per share and the dividend at approximately 10 percent annually without any acquisitions at KMI or KMP. KMI will provide details of its 2006 annual budget and publish it on its web site in January at its annual investor conference.

(more)

KMI – 3Q Earnings	Page 5

The combination of KMI and Terasen will create a North American energy transportation and distribution company with approximately 40,000 miles of natural gas and petroleum transportation pipelines, more than 1.1 million natural gas distribution customers and about 150 terminals.

Kinder Morgan, Inc. is one of the largest energy transportation and storage companies in America, operating more than 35,000 miles of natural gas and products pipelines and approximately 145 terminals. Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P., one of the largest publicly traded pipeline limited partnerships in the United States. Combined, the two companies have an enterprise value of approximately $30 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join KMI at 4:30 p.m. Eastern Time on Wednesday, Oct. 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

In this release, we present a measure of cash flow that differs from cash flow measures prepared under Generally Accepted Accounting Principles (GAAP). In this release, we have defined cash flow to be pre-tax income from continuing operations before depletion, depreciation and amortization (DD&A), less cash paid for income taxes and less sustaining capital expenditures. In each case, the amounts included in the calculation of these measures are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not a defined term under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate this measure to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that this measure is useful to investors because it provides investors with a quick, simple and reasonable estimate of our cash flow available for expansion projects, debt repayment, dividends and share repurchases.

We believe the most directly comparable cash flow measure computed under GAAP is “cash flows provided by continuing operations.” This GAAP measure differs from the cash flow measure used in this release in that (1) it is not reduced for sustaining capital expenditures, and (2) it is affected by a number of items that are not taken into account in the cash flow measure used in this release, including (i) adjustments for equity in earnings, (ii) distributions from equity investments, (iii) minority interests in income of consolidated subsidiaries, (iv) deferred purchased gas costs, (v) changes in gas in underground storage, (vi) changes in other working

(more)

KMI – 3Q Earnings	Page 6

capital items, (vii) net gains or losses on sales of assets, (viii) payment to terminate an interest rate swap, (ix) pension contributions in excess of expense, (x) hedge ineffectiveness, and (xi) other, net. We have attached a reconciliation of cash flow to preliminary cash provided by continuing operations for actual results. Cash flow should be considered in conjunction with cash provided by continuing operations, as defined by GAAP.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Revenues:
Natural Gas Transportation and Storage	$ 175,725	$ 171,468	$ 571,563	$ 542,207
Natural Gas Sales	87,275	51,834	278,034	231,877
Other	31,146	26,340	74,817	65,011
Total Operating Revenues	294,146	249,642	924,414	839,095

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales	113,007	55,821	325,176	241,502
Operations and Maintenance	46,150	42,650	132,705	116,778
General and Administrative	16,942	18,334	52,181	60,501
Depreciation and Amortization	30,312	29,949	89,883	89,137
Taxes, Other Than Income Taxes	8,378	6,953	25,492	23,785
Total Operating Costs and Expenses	214,789	153,707	625,437	531,703

Operating Income	79,357	95,935	298,977	307,392

Other Income and (Expenses):
Equity in Earnings of Kinder Morgan Energy Partners	169,192	143,979	480,399	405,548
Equity in Earnings of Other Equity Investments	3,639	2,965	10,259	8,467
Interest Expense, Net	(39,742)	(33,990)	(114,070)	(98,785)
Interest Expense - Deferrable Interest Debentures	(5,478)	(5,478)	(16,434)	(16,434)
Minority Interests	(23,694)	(21,114)	(55,022)	(45,511)
Other, Net	467	1,756	29,770	3,277
Total Other Income and (Expenses)	104,384	88,118	334,902	256,562

Income From Continuing Operations Before Income Taxes	183,741	184,053	633,879	563,954
Income Taxes	74,577	72,123	258,051	220,592
Income From Continuing Operations	109,164	111,930	375,828	343,362
Loss on Disposal of Discontinued Operations, Net of Tax	-	-	(1,389)	-
Net Income	$ 109,164	$ 111,930	$ 374,439	$ 343,362

Basic Earnings (Loss) Per Common Share:
Income From Continuing Operations	$ 0.89	$ 0.91	$ 3.06	$ 2.77
Loss on Disposal of Discontinued Operations	-	-	(0.01)	-
Total Basic Earnings Per Common Share	$ 0.89	$ 0.91	$ 3.05	$ 2.77

Number of Shares Used in Computing Basic
Earnings Per Common Share	122,494	123,673	122,568	123,756

Diluted Earnings (Loss) Per Common Share:
Income From Continuing Operations	$ 0.88	$ 0.90	$ 3.04	$ 2.75
Loss on Disposal of Discontinued Operations	-	-	(0.01)	-
Total Diluted Earnings Per Common Share	$ 0.88	$ 0.90	$ 3.03	$ 2.75

Number of Shares Used in Computing Diluted
Earnings Per Common Share	123,684	124,683	123,754	124,852

Dividends Per Common Share	$ 0.7500	$ 0.5625	$ 2.1500	$ 1.6875

KINDER MORGAN, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Equity in Earnings of Kinder Morgan Energy Partners	$169,192	$143,979	$ 480,399	$405,548
Segment Earnings (Loss): [1]
NGPL	113,239	94,775	326,848	294,948
TransColorado [2]	-	7,128	-	18,139
Retail	(1,068)	4,839	36,943	43,491
Power	4,573	4,113	13,416	11,744
	285,936	254,834	857,606	773,870
General and Administrative Expenses	(16,942)	(18,334)	(52,181)	(60,501)
Interest Expense, Net	(39,742)	(33,990)	(114,070)	(98,785)
Interest Expense, Deferrable Interest Debentures	(5,478)	(5,478)	(16,434)	(16,434)
Other	(15,403)	(12,979)	(34,941)	(34,196)
Income From Continuing Operations Before Income Taxes
and Certain Items	208,371	184,053	639,980	563,954
Income Taxes, Excluding Certain Items	83,579	72,123	253,199	220,592
Income From Continuing Operations
Before Certain Items	124,792	111,930	386,781	343,362
Certain Items, Net of Tax	(15,628)	-	(10,953)	-
Income From Continuing Operations	$109,164	$111,930	$ 375,828	$343,362

Diluted Earnings Per Share From Continuing
Operations Before Certain Items	$ 1.01	$ 0.90	$ 3.13	$ 2.75
Certain Items	(0.13)	-	(0.09)	-
Diluted Earnings Per Share From Continuing Operations	$ 0.88	$ 0.90	$ 3.04	$ 2.75

Earnings Attributable to Investments in KMP

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
General Partner Interest, Including
Minority Interest in the OLPs	$125,285	$102,535	$ 358,828	$293,962
Limited Partner Units (KMP)	11,287	10,853	31,703	29,680
Limited Partner i-units (KMR)	32,620	30,591	89,868	81,906
	169,192	143,979	480,399	405,548
Pre-tax Minority Interest in KMR [3]	(24,994)	(21,832)	(67,350)	(58,399)
Pre-tax KMI Earnings from Investments in KMP	$144,198	$122,147	$ 413,049	$347,149

Additional Information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Units and Shares in Millions)
Average KMP Units Owned by KMI	19.7	18.3	19.7	18.3
KMP Earnings per Unit	$ 0.57	$ 0.59	$ 1.61	$ 1.62
Average KMR Shares Owned by KMI	13.2	14.8	14.1	14.5
Average Total KMR Shares Outstanding	56.6	51.5	55.6	50.5

Volume Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Systems Throughput (Trillion Btus):
NGPL [4]	379.6	336.3	1,202.1	1,123.7
Retail [5]	8.3	7.6	30.4	32.2

Btus = British thermal units

_______________

1

Operating income before corporate costs plus gains and losses on incidental sales of assets plus earnings from equity method investments.

2

Our investment in TransColorado Gas Transmission Company was contributed to Kinder Morgan Energy Partners, effective November 1, 2004.

3

Minority interest, net of tax, as reported in supplemental information was $15,915 and $13,537 for the three months ended September 30, 2005 and 2004, respectively, and $42,888 and $36,208 for the nine months ended September 30, 2005 and 2004, respectively.

4

Excludes transport for Kinder Morgan Texas and Kinder Morgan Tejas intrastate pipelines.

5

Excludes transport volumes of intrastate pipelines.

KINDER MORGAN, INC. AND SUBSIDIARIES

PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)

(DOLLARS IN MILLIONS)

	September 30, 2005	December 31, 2004
Assets:
Cash and Cash Equivalents	$ 11	$ 177
Other Current Assets	585	293
Investments	3,231	3,399
Property, Plant and Equipment, Net	5,847	5,852
Other Assets	397	396
Total Assets	$ 10,071	$ 10,117

Liabilities and Stockholders' Equity:
Notes Payable and Current Maturities of Long-term Debt	$ 274	$ 505
Other Current Liabilities	405	334
Other Liabilities and Deferred Credits	2,658	2,678
Long-term Debt:
Outstanding Notes and Debentures	2,503	2,258
Deferrable Interest Debentures Issued to Subsidiary Trusts	284	284
Value of Interest Rate Swaps	62	88
	2,849	2,630
Minority Interests in Equity of Subsidiaries	1,137	1,105
Stockholders' Equity:
Accumulated Other Comprehensive Loss	(176)	(55)
Other Stockholders' Equity	2,924	2,920
Total Stockholders' Equity	2,748	2,865
Total Liabilities and Stockholders' Equity	$ 10,071	$ 10,117

Total Debt [1]	$ 2,766	$ 2,586
Total Capital [2]	$ 7,111	$ 6,895
Ratio of Total Debt to Total Capital	38.9%	37.5%

_______________

1

Notes payable and current maturities of long-term debt plus outstanding notes and debentures, less cash and cash equivalents.

2

Total debt plus deferrable interest debentures issued to subsidiary trusts plus minority interests in equity of subsidiaries plus stockholders' equity less accumulated other comprehensive loss.

KINDER MORGAN, INC. AND SUBSIDIARIES

RECONCILIATION OF PRELIMINARY CASH FLOW (UNAUDITED)

(DOLLARS IN MILLIONS)

	Nine Months Ended September 30,
	2005	2004
Simplified Calculation of Cash Flow Per Press Release
Income From Continuing Operations
Before Income Taxes and Certain Items	$ 640.0	$ 564.0
Add: Depreciation and Amortization	89.9	89.1
Less: Sustaining Capital Expenditures	(70.7)	(53.6)
Less: Cash Paid for Income Taxes	(203.2)	(119.5)
Simplified Calculation of Cash Flow Per Press Release	$ 456.0	$ 480.0

Reconciliation of Simplified Calculation to Preliminary Statement of Cash Flow
Simplified Calculation of Cash Flow Per Press Release	$ 456.0	$ 480.0
Add Back: Sustaining Capital Expenditures	70.7	53.6
Subtotal	526.7	533.6
Other Adjustments [1]	(277.3)	(114.2)
Net Cash Flows Provided by Continuing Operations [2]	$ 249.4	$ 419.4

_______________

1

Adjustments for equity in earnings, distributions from equity investments, minority interests in income of consolidated subsidiaries, deferred purchased gas costs, changes in gas in underground storage, changes in other working capital items, net gains or losses on sales of assets, pension contributions in excess of expense, payment to terminate interest rate swap, hedge ineffectiveness and other, net.

2

Preliminary estimate. Final statement of cash flows will be provided on Form 10-Q.